EXHIBIT 99.1

Radnor Reports Strong Third Quarter Foodservice Packaging Growth of 15.3%, While Results Reflect Volatility of Raw Material and Energy Markets.

Radnor, PA.(PR NEWSWIRE) — November 14, 2005

For the third fiscal quarter ended September 30, 2005, Radnor Holdings Corporation (the “Company”) today announced strong quarterly growth in its North American foodservice packaging business of 15.3%, offset by lower sales volume at its specialty chemical operations. The combined operations produced a 1.7% increase in net sales to $122.3 million from $120.3 million in the comparable prior year quarter.

“Our financial results for the quarter reflect the challenging raw material and energy-related cost environment, the outcome of pricing actions and volume increases in our packaging business resulting from our new product introductions, which led to a 15.3% gain in net sales at that segment. We continued shipments of new products to customers during the quarter and anticipate incremental volume gains and profit improvements as we introduce additional products for the institutional and consumer markets as we move through the year. We continue to raise selling prices due to rising costs, improve manufacturing efficiencies, implement cost reductions and grow our business through the introduction of new and innovative products,” said Michael T. Kennedy, Radnor’s Chairman and Chief Executive Officer.

While net sales increased $2.0 million, or 1.7%, during the three months ended September 30, 2005 compared to the three months ended September 24, 2004, gross profit decreased by $2.0 million. The decline in gross profit was driven by several factors, including the availability of resins and its impact on the North American operations, and the significant increase in natural gas costs following the Gulf Coast hurricanes, which resulted in disruptions to the natural gas and styrene monomer markets.

Our foodservice packaging operations reported a $2.1 million decrease in gross profit during the three months ended September 30, 2005 compared to the three months ended September 24, 2004 due to higher raw material and energy costs, partially offset by the benefits resulting from higher selling prices and increased sales volumes. Despite the impact of the raw material supply disruptions, the gross profit of our specialty chemical operations remained flat during the three months ended September 30, 2005 compared to the three months ended September 24, 2004. In addition, our distribution costs increased by approximately $2.0 million during the quarter, primarily due to higher fuel costs as well as the impact of the Gulf Coast hurricanes on overall transportation rates.

Interest expense increased $1.7 million to $8.3 million during the three months ended September 30, 2005 from $6.6 million in the prior year due to higher average debt levels and higher interest rates.

In its current report on Form 8-K filed October 6, 2005, the Company announced it would be restating its financial statements included in the Company’s Form 10-Q for the fiscal quarter ended July 1, 2005. The Company is endeavoring to complete the restatement process and will file a Form 10-Q/A for the fiscal quarter ended July 1, 2005 with the restated financial statements as soon as is practicable. Until the Form 10-Q/A for the fiscal quarter ended July 1, 2005 is filed, the Company is unable to file its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2005. In addition, the Company is continuing its evaluation of the accounting treatment for certain tax assets. Until such time as the Company files its Form 10-Q/A and Form 10-Q, these results are preliminary in nature.

Cautionary Statements

This press release includes certain “forward-looking statements.” These statements are based on management’s current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations, including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, changes in the regulatory environment and difficulties in completing the restatement. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission.

Company Information

Radnor Holdings Corporation is a leading manufacturer and distributor of a broad line of disposable foodservice products in the United States and specialty chemical products worldwide. We operate 15 plants in North America and 3 in Europe and distribute our foodservice products from 10 distribution centers throughout the United States. For more information about Radnor, visit the company’s web site at www.radnorholdings.com.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	For the three months ended
	September 30, 2005	September 24, 2004

Net sales	$122,250	$120,274

Cost of goods sold	105,934	101,960

Gross profit	16,316	18,314

Operating expenses:
Distribution	9,419	7,423
Selling, general and administrative	7,248	7,532

Income (loss) from operations	(351)	3,359

Interest, net (1)	8,254	6,571
Income from unconsolidated affiliates	(160)	(150)
Other, net	709	127
Minority interest in operations of consolidated subsidiary	—	(842)

Loss before income taxes	$(9,154)	$(2,347)

(1)	Interest includes amortization of premium and debt issuance costs related to the Company’s senior notes of $0.4 million for the three months ended September 30, 2005 and September 24, 2004.

RADNOR HOLDINGS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	For the nine months ended
	September 30, 2005	September 24, 2004

Net sales	$358,586	$324,679

Cost of goods sold	308,152	266,745

Gross profit	50,434	57,934

Operating expenses:
Distribution	23,919	21,106
Selling, general and administrative (inclusive of $1,121 of non-cash compensation)	26,505	24,299

Income (loss) from operations	10	12,529

Interest, net (1)	23,454	18,602
Income from unconsolidated affiliates	(435)	(460)
Other, net	1,118	484
Minority interest in operations of consolidated subsidiary	(315)	(2,454)

Loss before income taxes	$(23,812)	$(3,643)

(1)	Interest includes amortization of premium and debt issuance costs related to the Company’s senior notes of $1.0 million and $0.8 million for the nine months ended September 30, 2005 and September 24, 2004, respectively.

CONTACT:

Radnor Holdings Corporation

R. Radcliffe Hastings (Executive Vice President and Treasurer), 610-341-9600

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